Exhibit 10.01

SYMETRA FINANCIAL CORPORATION

EXECUTIVE SEVERANCE PAY PLAN

EFFECTIVE MARCH 5, 2013

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

PREAMBLE		1

ARTICLE 1 DEFINITIONS		2

1.1	Affiliate	2

1.2	Base Pay	2

1.3	Beneficiary	2

1.4	Cause	3

1.5	Code	3

1.6	Company	3

1.7	Compensation Committee	3

1.8	Constructive Termination	3

1.9	Effective Date	4

1.10	Eligible Employee	4

1.11	Executive Officer	4

1.12	ERISA	4

1.13	Non-Compete Agreement	4

1.14	Participant	4

1.15	Plan	4

1.16	Release	4

ARTICLE 2 PARTICIPATION		5

2.1	Participation	5

2.2	Exclusivity	5

ARTICLE 3 SEVERANCE		5

3.1	Severance Pay	5

3.2	Health and Welfare Payment	6

3.3	Equity and Performance Awards	6

3.4	Outplacement Services	7

ARTICLE 4 ADMINISTRATION		7

4.1	Administrative Committee	7

4.2	Activities, Duties and Responsibilities of the Administrative Committee	7

4.3	Delegation of Duties	8

4.4	Plan Interpretation	8

4.5	Allocation of Fiduciary Responsibility	9

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

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ARTICLE 5 CLAIMS		9

5.1	Filing Claim	9

5.2	Claim Review	9

5.3	Appeal	10

5.4	Provision of Documents, Records and Other Information	11

5.5	Standard of Review	11

ARTICLE 6 MISCELLANEOUS		11

6.1	No Enlargement of Employee Rights	11

6.2	Non-Alienation	11

6.3	Applicable Law	12

6.4	Severability	12

6.5	Unfunded Plan	12

6.6	Amendment and Termination	12

6.7	Other Benefits	12

6.8	Parachute Payments	13

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

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PREAMBLE

THIS SYMETRA FINANCIAL CORPORATION EXECUTIVE SEVERANCE PAY PLAN (the “Plan”) is adopted effective March 5, 2013 by Symetra Financial Corporation. The purpose of the Plan is to provide severance pay and benefits to certain Eligible Employees whose employment is terminated by Symetra Financial Corporation on or after that date because the Employee is terminated without Cause.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

ARTICLE 1 DEFINITIONS

The following capitalized terms when used in this Plan shall have the following meaning. Capitalized terms are used throughout the Plan text for terms defined in this section.

1.1	Affiliate

“Affiliate” means:

(a) any corporation which is a member of a controlled group of corporations which includes the Company (as defined in Code Section 414(b));

(b) any trade or business under common control with the Company (as defined in Code Section 414(c));

(c) any member of an affiliated service group which includes the Company (as defined in Code Section 414(m)); or

(d) any business or entity that is treated as a single company with the Company under Code Section 414(o).

1.2	Base Pay

“Base Pay” means the Eligible Employee’s annual base salary before any Code Section 401(k), 125 or 132(f) salary reduction contributions, but excluding employee benefits, incentive bonuses and other variable pay, retention bonuses, car allowances, the value of profit sharing, stock options and other equity-based compensation, and expense reimbursements.

1.3	Beneficiary

“Beneficiary” means the person or persons (who may be named contingently or successively) designated by a Participant to receive the Participant’s survivor benefit under the Plan, if any, in the event of the Participant’s death. Each Participant may designate a Beneficiary in accordance with and subject to such rules as the Compensation Committee shall establish. A Beneficiary designation shall be effective and shall revoke all prior designations by the same Participant when the Beneficiary designation is properly filed with the Compensation Committee.

If the Participant has failed to properly designate a Beneficiary at the time of the Participant’s death, or if no person so designated survives the Participant, the Participant’s Beneficiary shall be the Participant’s surviving spouse, or if the deceased Participant has no surviving spouse, the Participant’s estate.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

1.4	Cause

“Cause” or “for Cause” means (a) an act or omission by the Participant that constitutes a felony, (b) willful gross negligence or willful gross misconduct by the participant in connection with his or her employment by the Company or by a subsidiary which causes, or is likely to cause, material loss or damage to the Company. Notwithstanding anything herein to the contrary, a termination of a Participant’s employment with the Company or one of its Affiliates due solely to a sale of the Company’s assets shall not be deemed to be a “Termination Without Cause” if the Participant is employed by the acquiror or one of its affiliates and the acquiror or one of its affiliates formally assumes the Company’s obligations under this plan or places the Participant in a similar plan with no diminution of Severance granted.

1.5	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all regulations promulgated pursuant thereto.

1.6	Company

“Company” means Symetra Financial Corporation, a corporation organized under the laws of the State of Washington.

1.7	Compensation Committee

“Compensation Committee” means the committee of the Board of Directors of Symetra Financial Corporation (“Company”), whose purpose is to (i) review and make recommendations on director compensation, (ii) discharge the Board of Directors’ responsibilities relating to the compensation of executives, and (iii) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans.

1.8	Constructive Termination

“Constructive Termination” means a termination of employment with the Company and its Affiliates at the initiative of the Participant that the Participant declares, by prior written notice delivered to the secretary of the Company, to be a constructive termination by the Company or an Affiliate and which follows (i) a material decrease in his/her salary or (ii) a material diminution in the authority, duties or responsibilities of his/her position as a result of which the Participant determines in good faith that he/she cannot continue to carry out his/her job in substantially the same manner as it was intended to be carried out immediately before such diminution. Notwithstanding anything herein to the contrary, a constructive termination shall not occur until and unless (a) the Participant provides at least 30 days written notice to the Company of the occurrence of circumstances justifying a Constructive Termination within 30 days following such occurrence and (b) 30 days have elapsed from the date the Company receives such written notice from the Participant and, during that period, the Company fails to cure, or cause to be cured, the circumstance serving as the basis on which the declaration of constructive termination is given.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

1.9	Effective Date

“Effective Date” means March 5, 2013.

1.10	Eligible Employee

“Eligible Employee” means any executive of the Company or an Affiliate holding a position of Vice President or higher of Symetra Life Insurance Company.

1.11	Executive Officer

“Executive Officer” means Executive Officer according to Rule 3b-7 of the Securities Exchange Act.

1.12	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all regulations promulgated pursuant thereto.

1.13	Non-Compete Agreement

“Non-Compete Agreement” means a non-competition, nonsolicitation, or similar agreement in a form satisfactory to the Company, in which the Participant agrees that after termination, he or she will not perform services for or participate in ownership of any competitor, and will not solicit any employees or agents of the Company to alter any relationship with the Company.

1.14	Participant

“Participant” means any Eligible Employee who is entitled to Severance under Article 3.

1.15	Plan

“Plan” means the Symetra Financial Corporation Executive Severance Pay Plan as set forth herein, together with any amendments hereto.

1.16	Release

“Release” means the release of claims that an Eligible Employee must execute, pursuant to Section 2.1(b) to become entitled to Severance.

1.17	Severance

“Severance” means the Severance Pay and other benefits described in Article 3.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

ARTICLE 2 PARTICIPATION

2.1	Participation

An Eligible Employee will be entitled to Severance under this Plan only if both of the following conditions have been satisfied:

(a) the Compensation Committee determines that Eligible Employee was involuntarily terminated without Cause (including termination for poor performance that is without Cause) by the Company, or had a Constructive Termination; and

(b) the Eligible Employee has executed a Non-Compete Agreement and a Release of claims in a form satisfactory to the Company, and the Release has become effective in accordance with its terms.

2.2	Exclusivity

Severance under this plan will be in lieu of payments under any other severance plan of the Company or its Affiliates, except that an Eligible Employee who qualifies for severance in connection with a Change of Control as defined in the Symetra Financial Corporation Senior Executive Change of Control Plan shall not be eligible for Severance under this Plan. Any Eligible Employee who has an employment contract in effect that provides for severance payments (whether or not equivalent to Severance under this Plan) shall not be eligible for Severance under this Plan.

ARTICLE 3 SEVERANCE

3.1	Severance Pay

(a)	Amount

A Participant entitled to Severance under this Plan shall receive a Severance Payment as follows:

•	Chief Executive Officer: 2 times Base Pay at the time of termination

•	Executive Officers other than CEO: 1.5 times Base Pay at the time of termination

•	All other Eligible Employees: 1 times Base Pay at the time of termination

A Participant shall not be entitled to a severance payment based on the Participant’s bonus under the Annual Incentive Bonus Plan except that if the Participant terminates after the end of a year in which a bonus was earned but before it was paid, the Participant’s bonus will be determined as if the Participant remained employed until the bonus is paid.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

(b)	Timing and Payment

Severance Pay will be paid to the Participant in a cash lump sum within 60 days after the Participant’s employment with the Company and its Affiliates terminates, provided that the Participant’s Release is effective by that date. If the Participant’s Release has not become effective by that date, the Participant shall forfeit all Severance.

If a Participant dies after the foregoing conditions are met, but before the Severance Pay to which the Participant is entitled is paid, then such Severance Pay will be paid to the Participant’s Beneficiary.

3.2	Health and Welfare Payment

In lieu of any other Company-paid health or welfare benefit after termination, a Participant entitled to Severance Pay shall also receive a lump sum payment equal to 6 months times the employer’s share of the Participant’s current premium under the Company medical plan, at the same time and subject to the same conditions as in section 3.1(b). The Participant shall retain all COBRA continuation rights, at Participant’s own expense.

3.3	Equity and Performance Awards

Participant’s right to and vesting in any equity-based compensation or performance-based compensation shall be governed by the terms of the Symetra Financial Corporation Equity Plan and the Participant’s Stock Option Award Agreement, Restricted Stock Agreement, or Performance Unit Award Agreement thereunder, as applicable. Provided, that the foregoing shall be modified as follows:

(i) Stock Options shall vest pro rata based on full years from the date of grant to date of termination, divided by the number of years until the options would have vested under the Participant’s Stock Option Award Agreement;

(ii) Restricted Stock shall be treated as provided in the Participant’s Restricted Stock Agreement;

(iii) Performance Units shall be paid as provided in the Participant’s Performance Unit Award Agreement.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

3.4	Outplacement Services

A Participant will be entitled to such outplacement assistance (if any) as the Company may choose to provide.

ARTICLE 4 ADMINISTRATION

4.1	Administrative Committee

The Compensation Committee may appoint an Administrative Committee of one or more members, who may be, but need not be, Employees. The members of the Administrative Committee shall serve without compensation for their services. All members of the Administrative Committee shall serve at the pleasure of the Compensation Committee and may resign by giving written notice to the Compensation Committee. Vacancies shall be filled by the Compensation Committee. Until any vacancy is filled, the remaining member(s) of the Administrative Committee may exercise any and all powers, authority, duties and discretion conferred upon the Administrative Committee.

4.2	Activities, Duties and Responsibilities of the Administrative Committee

(a)	Plan Administrator

The Compensation Committee is the “named fiduciary” and “plan administrator” as defined in ERISA unless it delegates its authority to the Administrative Committee. Except as otherwise provided, the Compensation Committee or Administrative Committee shall have the discretionary authority to control and manage the operation and administration of the Plan.

(b)	Administrative Committee Action

The Administrative Committee may take action with or without a meeting upon the vote of a majority of its members qualified to vote with respect to such action. In the event the Administrative Committee members qualified to vote on any question are unable to reach a decision of the majority, the question shall be determined by the Compensation Committee or its authorized delegate. A member of the Administrative Committee who is a Participant shall not vote on any question relating specifically to that member.

(c)	Powers and Duties

The Compensation Committee or Administrative Committee shall have such powers and duties as may be necessary or appropriate to discharge its functions, including, but not limited to, the discretionary authority to do the following:

(i) To construe and interpret the Plan, resolve any ambiguities in the Plan document, determine any Employee’s satisfaction of the eligibility requirements of the Plan, decide all questions of eligibility and participation, and determine the amount, manner and time of payment of any Severance;

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

(ii) To provide for and receive forms, including the Non-Compete Agreement and Release, that it deems to be necessary or appropriate for administration of the Plan, to obtain from Employees such information that it deems to be necessary or appropriate for the proper administration of the Plan and, when appropriate, to furnish such information promptly to the other persons entitled thereto;

(iii) To prepare and distribute to Eligible Employees and Participants, in such manner as the Company determines to be appropriate, information explaining the Plan;

(iv) To keep such records and accounts as the Administrative Committee deems necessary to administer the Plan, using such books and methods of accounting as the Administrative Committee shall determine; and

(v) To prepare and file any reports or other documents required by the Code or ERISA.

4.3	Delegation of Duties

The Compensation Committee or Administrative Committee may utilize and rely on the services of agents and such clerical, legal, actuarial, accounting and other means of assistance (including services of persons employed by or rendering services to the Company or any Affiliate) as it shall from time to time deem necessary or desirable. An opinion of legal counsel, or other expert or advisor, shall be full and complete authorization and protection with respect to any action taken, omitted or suffered by the Compensation Committee or Administrative Committee in good faith and in accordance with such opinion. Payment for such services or assistance shall be made by the Company.

4.4	Plan Interpretation

The Compensation Committee or Administrative Committee shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Plan and the facts and circumstances of claims for Severance. The Compensation Committee or Administrative Committee may from time to time establish rules and procedures for administration of the Plan not inconsistent with its provisions, and administer the Plan in accordance with its provisions and such rules and procedures. The Compensation Committee or Administrative Committee shall have the exclusive right and discretionary authority to interpret the terms and provisions of the Plan and to resolve all questions arising thereunder, including without limitation the right to resolve and remedy ambiguities, inconsistencies or omissions in the Plan. All interpretations, determinations and decisions of the Compensation Committee or Administrative Committee in respect of any matter or question arising under the Plan shall be final, conclusive, and binding upon all persons, including without limitation Employees, Participants and any and all other persons having or claiming to have any interest in or under the Plan.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

The Plan shall be interpreted by the Compensation Committee or Administrative Committee in accordance with the Plan’s terms and their intended meaning. If, due to errors in drafting, a provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations by the Compensation Committee or Administrative Committee or other evidence of intention, the provision shall be considered ambiguous and shall be interpreted by the Compensation Committee or Administrative Committee in a fashion consistent with its intent. This subsection may not be invoked by a Participant, Employee or any other person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Compensation Committee or Administrative Committee.

4.5	Allocation of Fiduciary Responsibility

The Compensation Committee or Administrative Committee may allocate its fiduciary responsibilities among its members and may delegate to other persons or organizations any of its rights, powers, responsibilities and duties to the fullest extent permitted by ERISA. Any such allocation or delegation shall be made in writing and shall be terminable upon such notice as the Compensation Committee or Administrative Committee deems reasonable under the circumstances.

ARTICLE 5 CLAIMS

5.1	Filing Claim

A Participant or a Beneficiary, or the authorized representative of either (the “Claimant”), who believes that the Claimant is being denied a benefit to which the Claimant is entitled under the Plan may file a written claim for such benefits with the Administrative Committee. The Compensation Committee or Administrative Committee may prescribe a form for filing such claims, and, if it does so, a claim will not be deemed properly filed unless such form is used, but the Compensation Committee or Administrative Committee shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason.

5.2	Claim Review

Claims that are properly filed will be reviewed by the Compensation Committee or Administrative Committee, which will make its decision with respect to such claim and notify the Claimant in writing of such decision within 90 days after the Compensation Committee or Administrative Committee’s receipt of the written claim; provided that the 90 day period can be extended for up to an additional 90 days if the Compensation Committee or Administrative Committee determines that special circumstances require an extension of time to process the claim and the Claimant is notified of the extension, and the reasons therefor, prior to the commencement of the extension. If the claim is wholly or partially denied, the written response to the Claimant shall include:

(a) The specific reasons for the denial;

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

(b) References to the specific provisions of the Plan document on which the denial is based;

(c) A description of any additional information necessary for the Claimant to perfect the claim and an explanation why such information is necessary;

(d) A description of the Plan’s claim appeal procedure (and the time limits applicable thereto), as set forth in Section 5.3; and

(e) A statement of the Claimant’s right to bring a civil action under ERISA following an adverse determination on appeal.

5.3	Appeal

If the claim is denied in whole or in part, the Claimant may appeal such denial by filing a written request for appeal with the Compensation Committee within 60 days of receiving written notice that the claim has been denied. Such written request for appeal should include:

(a) A statement of the grounds on which the appeal is based;

(b) Reference to the specific provisions in the Plan document which support the claim;

(c) The reason or argument why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and

(d) Any other relevant documents, comments, records or other information that the Claimant wishes to include.

Appeals will be considered by the Compensation Committee, which will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Compensation Committee will make its decision with respect to any appeal, and notify the Claimant in writing of such decision, within 60 days after the Compensation Committee’s receipt of the written request for appeal; provided that the 60-day period can be extended for up to an additional 60 days if the Compensation Committee determines that special circumstances require an extension of time to process the appeal and the Claimant is notified of the extension, and the reasons therefore, prior to the commencement of the extension. In the event the claim is denied on appeal, the written denial will include:

(i) The specific reasons for the denial;

(ii) References to the specific provisions of the Plan document on which the denial is based; and

(iii) A statement of the Claimant’s right to bring a civil action under ERISA.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

5.4	Provision of Documents, Records and Other Information

During the appeal period, the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, documents, records and other information relevant to his claim. A document, record or other information will be considered “relevant” to a Claimant’s claim, if such document, record or other information:

(a) Was relied upon by the Compensation Committee or Administrative Committee in reaching its decision on the claim;

(b) Was submitted, considered or generated in the course of deciding the claim, without regard to whether the document, record or other information was relied upon by the Compensation Committee or Administrative Committee in reaching its decision on the claim; or

(c) Demonstrates compliance with the administrative processes and safeguards required under Department of Labor regulations in making the benefit determination.

5.5	Standard of Review

Any further review, judicial or otherwise, of the Compensation Committee or Administrative Committee’s decision on the Claimant’s claim will be limited to whether, in the particular instance, the Compensation Committee or Administrative Committee abused its discretion. In no event will such further review, judicial or otherwise, be on a de novo basis, as the Compensation Committee or Administrative Committee has discretionary authority to determine eligibility for benefits and to construe and interpret the terms of the Plan.

ARTICLE 6 MISCELLANEOUS

6.1	No Enlargement of Employee Rights

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company or any Affiliate and any Employee or Participant, or be considered an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company or any Affiliate or to interfere with the right of the Company or any Affiliate to terminate the employment of any person at any time.

6.2	Non-Alienation

No rights, payments, or benefits under the Plan shall be subject to any manner of attachment, garnishment, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such right, payment, or benefit, whether presently or thereafter payable, shall be void.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN

6.3	Applicable Law

This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent not preempted by ERISA, the Plan and all rights hereunder shall be governed, construed, and administered in accordance with the internal laws of the State of Washington without regard to the choice or conflicts of law provisions thereof.

6.4	Severability

If any provision of this Plan is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Plan will remain in full force and effect. Any provision of this Plan which is held to be invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.5	Unfunded Plan

The Plan is unfunded and subject to the general creditors of the Company. All Severance under the Plan is paid from Company assets.

6.6	Amendment and Termination

(a)	Right to Amend

The Company shall have the right to amend, terminate, or partially terminate this Plan at any time, in any way and for any reason. No amendment or termination of the Plan may reduce the amount of Severance to which any Participant has become entitled due to a termination of employment under the Plan prior to the date on which such amendment or termination is effective or, if later, adopted.

(b)	Procedures

Any amendment or termination shall be made in writing and adopted by the Board. A certified copy of the Compensation Committee or Board resolution authorizing such action shall be conclusive evidence of any such adoption or termination.

6.7	Other Benefits

An Eligible Employee’s right to Severance under this Plan shall not preclude the Company from paying or providing the Employee additional benefits, such as a retention bonus or performance incentive, and the amount of Severance to which the Employee is entitled under this Plan shall not be reduced by the amount of any such other payments or the value of any such other benefits.

SYMETRA FINANCIAL CORPORATION EXECUTIVE

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6.8	Parachute Payments

Notwithstanding any other provision of this Agreement, if either the Company or the Participant receives confirmation from the Company’s independent tax counsel or its certified public accounting firm (the “Tax Advisor”) that any portion of any payment by the Company, or any benefit received by the Participant, under this Plan or otherwise (each a “Payment”) would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”), then the Payments shall be reduced (the “Reduction”) to the highest amount that, in the opinion of the Tax Advisor, may be paid without having any portion of any Payment treated as an “excess parachute payment”; provided that the Company may elect, in its sole and absolute discretion, not to apply the Reduction if, in the opinion of the Tax Advisor, the after-tax value to the Participant of the total Payments prior to the Reduction is greater than the after-tax value to the Participant if the total Payments are determined taking into account the Reduction. In the event the Reduction is applied, any cash Payments shall be reduced first.

IN WITNESS WHEREOF, Symetra Financial Corporation has caused this Executive Severance Pay Plan to be executed this      day of March 5, 2013.

SYMETRA FINANCIAL CORPORATION

By	/s/ Christine A. Katzmar Holmes

	Its	SVP - Human Resources

SYMETRA FINANCIAL CORPORATION EXECUTIVE

SEVERANCE PAY PLAN